EXHIBIT 99.1
NEWS RELEASE

Visa Inc. Announces New Conversion Rate for Class B Common Stock

San Francisco, CA, July 5, 2018 - Visa Inc. (NYSE:V) today announced the new conversion rate applicable to the Company’s class B common stock resulting from its June 28, 2018 deposit of $600 million into the U.S. litigation escrow account previously established under the Company’s U.S. retrospective responsibility plan (the “Plan”). Under the terms of the Plan, this resulted in the decrease in the conversion rate applicable to the Company’s class B common stock from 1.6483 to 1.6298, effective as of June 28, 2018. Therefore, the number of as-converted class B common stock share count was reduced by 4,534,312 from 404,671,213 to 400,136,901. The deposit and conversion rate adjustment calculations were conducted in accordance with the Company’s certificate of incorporation using the volume-weighted average price over the 7-day pricing period from June 25, 2018 through July 3, 2018.

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About Visa Inc.
Visa Inc. (NYSE: V) is the world’s leader in digital payments. Our mission is to connect the world through the most innovative, reliable and secure payment network - enabling individuals, businesses and economies to thrive. Our advanced global processing network, VisaNet, provides secure and reliable payments around the world, and is capable of handling more than 65,000 transaction messages a second. The company’s relentless focus on innovation is a catalyst for the rapid growth of connected commerce on any device, and a driving force behind the dream of a cashless future for everyone, everywhere. As the world moves from analog to digital, Visa is applying our brand, products, people, network and scale to reshape the future of commerce. For more information, visit usa.visa.com/about-visa.html, visacorporate.tumblr.com and @VisaNews.

Contacts:
Investor Relations
Mike Milotich, +1 650-432-7644, ir@visa.com

Media Relations
Amanda Pires, +1 415-805-4892, globalmedia@visa.com